UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2020

ECHO GLOBAL LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34470	20-5001120
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue
	Suite 725	60654
	Chicago, Illinois	(Zip Code)
(Address of principal executive offices)

(800) 354-7993
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001	ECHO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2020, Echo Global Logistics, Inc. (the “Company”) announced the appointment of Peter M. Rogers, to serve as the Company’s Chief Financial Officer, effective October 5, 2020 (the “Effective Date”). Mr. Rogers will succeed Kyle L. Sauers, who has resigned from his position as Chief Financial Officer of the Company on the Effective Date to pursue other interests. Mr. Sauers will remain at the Company as a non-executive employee for a short period to ensure a smooth transition for the Company.

Mr. Rogers, age 38, has over 13 years of experience with the Company and most recently served as the Company’s SVP Finance – Controller since March 2019, with the responsibility of leading the Company’s accounting, tax and reporting functions. He previously served in various roles at the Company, including as VP Finance – Controller from October 2013 to March 2019, Director of Accounting from January 2012 to October 2013, and Finance Manager from July 2007 to December 2011. Prior to joining the Company, he began his career at Crowe LLP from 2005 to 2007. Mr. Rogers has a bachelor's degree in accounting from the Mendoza College of Business at the University of Notre Dame, and a master's in accounting from Northern Illinois University. Mr. Rogers is a Certified Public Accountant.

The details of Mr. Rogers compensation in connection with his appointment are discussed below.

There are no family relationships between Mr. Rogers and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Rogers has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Rogers and any other person pursuant to which Mr. Rogers was appointed as an officer of the Company.

A press release announcing the matters described above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Rogers Employment Agreement

In connection with Mr. Rogers’ appointment as Chief Financial Officer, Mr. Rogers entered into an Employment Agreement with the Company dated as of the Effective Date (the “Employment Agreement”), which may be terminated by Mr. Rogers or the Company at any time, with or without cause. Pursuant to the Employment Agreement, Mr. Rogers is entitled to receive an initial base salary of $400,000 per year, which may be adjusted by the Board of Directors or its compensation committee. The Employment Agreement also provides that Mr. Rogers will be eligible for an annual performance bonus and participation in the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). Mr. Rogers also has a right to participate and receive benefits, on the same basis as other members of the Company’s senior management, in the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements. In addition, the Company has agreed to grant Mr. Rogers a one-time equity award with a grant date value of $400,000, consisting of restricted stock units, which will vest over a three-year period.

Subject to Mr. Rogers’ execution of a general release and waiver, if Mr. Rogers’ employment is terminated under certain circumstances, he is entitled to receive an amount equal to the sum of (A) his base salary as in effect on the date of termination, and (B) the greater of (x) the average of the three (3) most recent annual performance bonuses received by him preceding the date of his termination or (y) his target annual performance bonus in effect as of the date of his termination (the “Severance Amount”), payable in equal installments over a twelve (12) month period following his termination of employment in accordance with the Company’s normal payroll procedures. If the qualifying termination event occurs during the period beginning three (3) months prior to the public announcement of a change in control of the Company and ending on the twelve (12) month anniversary of such change in control, then Mr. Rogers shall be entitled to two (2) times the sum of the Severance Amount and such Severance Amount shall be payable in a lump sum to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Rogers would also be entitled to accelerated vesting of certain equity awards and payments designed to offset COBRA benefit continuation premiums for up to twelve (12) months following his termination of employment under certain circumstances.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein. A copy of the press release announcing the appointment of Mr. Rogers is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, dated as of October 5, 2020, by and between Echo Global Logistics, Inc. and Peter M. Rogers.

99.1	Press Release, dated October 5, 2020.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO GLOBAL LOGISTICS, INC.

Dated: October 5, 2020	By:	/s/ Douglas R. Waggoner
	Name:	Douglas R. Waggoner
	Title:	Chief Executive Officer